Exhibit 10.36

U.S. HOME SYSTEMS, INC.

2951 KINWEST PARKWAY

IRVING, TEXAS 75063

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

This Amended and Restated Non-Employee Director Compensation Plan (“Amended Plan”) was approved and adopted by the Compensation Committee and Board of Directors of U.S. Home Systems, Inc. (the “Company”) on August 9, 2011. The Amended Plan shall be effective on January 1, 2012 (the “Effective Date”). Until the Effective Date the initial Non-Employee Director Compensation Plan which was effective on January 1, 2004 shall remain applicable for the compensation to be paid to non-employee directors of the Company.

On the Effective Date of the Amended Plan the payment of compensation to the Company’s non-employee directors shall be as follows:

•	Each non-employee director will receive an annual retainer of $18,000.

•	Chairman of the Audit Committee will receive an additional annual retainer of $6,000.

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Each director will be required to receive at least $5,000 of his annual retainer of $18,000 in the form of shares of the Company’s common stock to be issued under the Company’s 2004 Restricted Stock Plan (“Restricted Stock Awards”). The $5,000 of Restricted Stock Awards shall be issued to each non-employee director on the first business day of each January, beginning January 2012. The per share price of the Restricted Stock Awards shall be determined based on the closing sales price of the Company’s common stock on such date as quoted by the Nasdaq Global Market System.

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Each director, at his option, may receive Restricted Stock Awards in lieu of a portion or all of the remaining cash compensation. If a director elects to receive Restricted Stock Awards in lieu of cash, the Company will issue to the director Restricted Stock Awards with a fair market value equal to the amount of cash compensation that the director elected to receive in Restricted Stock Awards plus additional Restricted Stock Awards equal to 25% of the amount of the initial cash compensation that the director elected to receive in Restricted Stock Awards. By way of example, if a director elects to receive all of his annual cash compensation ($13,000) in the form of Restricted Stock Awards, the Company will issue to the director Restricted Stock Awards equal to $13,000 fair market value plus additional Restricted Stock Awards equal in fair market value to $3,250. This provision will also apply to the additional $6,000 compensation to be received by the Audit Committee Chairman. The per share price of the Restricted Stock Awards shall be determined based on the closing sales price of the Company’s common stock on the grant date as quoted by the Nasdaq Global Market System.

Exhibit 10.36 – Page 1

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The Restricted Stock Awards issued under the Amended Plan shall be issued fully vested and with no restrictions except for restrictions specified under the 2004 Restricted Stock Plan (“2004 Plan”) and subject to applicable state and federal securities laws for the issuance of securities.

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Twenty-five percent (25%) of the cash portion ($13,000 or $19,000 for Audit Committee Chairman) of the annual compensation (or the issuance of Restricted Stock Awards in lieu of the cash compensation) shall be paid to the director on the last business day of each calendar quarter.

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The annual compensation is payment for each director’s attendance of up to eight meetings per year, including board and committee meetings. For each meeting attended by the directors over the annual eight meetings, the directors will each be paid an additional $500.

•	Directors will be reimbursed for expenses relating to attendance of meetings.

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At the annual meeting of shareholders each non-employee director who is elected to the Board of Directors of the Company shall be granted on such date fully vested stock options under the Company’s 2010 Equity Incentive Plan to purchase 2,000 shares of the Company’s common stock at the closing sales price of the Company’s common stock as quoted on the Nasdaq Global Market System. The stock options shall be granted with such other terms and conditions as determined by the Company’s Compensation Committee.

APPROVED on August 9, 2011.

/s/ Don Buchholz
Don Buchholz
Chairman of the Compensation Committee

/s/ Murray H. Gross
Murray H. Gross
Chairman of the Board of Directors

Exhibit 10.36 – Page 2